RETIREMENT AND RELEASE AGREEMENT

THIS RETIREMENT AND RELEASE AGREEMENT ("Agreement") is made as of July 25, 2025, by and between Mobix Labs, Inc., a Delaware corporation (the "Company"), and Fabrizio Battaglia (the "Executive").

RECITALS

WHEREAS, the Executive presently serves as the Company's Chief Executive Officer and member of the Board of Directors;

WHEREAS, the Executive is currently on medical leave;

WHEREAS, the Executive wishes to retire from his role as CEO and member of the Board of Directors;

WHEREAS, the Company and Executive desire to set forth the terms and conditions of Executive's proposed retirement and succession planning;

WHEREAS, the Executive has agreed to provide services to assist in the transition to a new Chief Executive Officer and to continue to be available to advise and consult the Company; and

WHEREAS, the parties desire to fully and finally resolve all matters between relating to Executive's employment and separation.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements herein contained, the Company and Executive agree as follows:

1. Executive's Retirement.

(a) Resignation. Executive agrees to remain employed as the Company's Chairman and Chief Executive Officer until July 25, 2025 (the "Retirement Date"). Effective as of the Retirement Date, Executive shall be deemed to have resigned his employment and all other positions with the Company and to have resigned from the Company's Board of Directors (the "Board").

(b) Service as Advisor. From the Retirement Date through the end of the Advisory Period (as defined below), Executive shall serve as a consultant to the Company on the terms set forth in this Agreement.

2. Payment of Earned Compensation.

The Company shall pay to Executive, within One Hundred Twenty (120) days following the Retirement Date, all earned but unpaid base salary, accrued and unused vacation, and any

unreimbursed business expenses incurred by Executive in accordance with the Company's expense reimbursement policies, subject to applicable withholding, in each case through the Retirement Date (collectively, the "Accrued Compensation"). The payment of such Accrued Compensation shall not be contingent upon the effectiveness of the Release and shall be made regardless of whether Executive executes or revokes the Release.

3. Retention of Equity Awards and Medical Insurance.

In connection with Executive's retirement on the Retirement Date, and subject to Executive's execution of this Agreement and the release herein becoming effective and irrevocable within the period specified therein, Executive shall be entitled to the following severance compensation and benefits ("Severance Benefits") to which Executive is not otherwise entitled by law or contract:

(a) Termination of Benefits. Except as otherwise expressly provided in this Agreement, Executive's participation in the Company's employee benefit plans and programs shall cease as of the Retirement Date.

(b) COBRA Continuation Coverage. For a period of up to thirty-six (36) months following the Retirement Date (the "COBRA Reimbursement Period"), Executive, Executive's spouse, and eligible dependents shall remain eligible to receive continued medical coverage under the Company's group health plans in accordance with the terms of the applicable plan documents and the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA"). During the COBRA Reimbursement Period, Executive shall be responsible for paying the applicable monthly COBRA premiums, and the Company shall reimburse Executive for such premiums, less applicable tax withholdings if required, within thirty (30) days after the date such premium payment becomes due. Notwithstanding the foregoing, Executive shall promptly notify the Company if, during the COBRA Reimbursement Period, Executive becomes eligible for group health coverage under another employer's plan that provides comprehensive medical coverage. Reimbursement shall cease if Executive becomes eligible for substantially equivalent coverage.

(c) Equity Awards. Attached hereto as Exhibit A is a list of all of Executive's outstanding equity awards as of the Effective Date of this Agreement, including stock options, restricted stock units ("RSUs"), and restricted stock awards ("RSAs") (collectively, the "Existing Equity Awards"). Executive represents and warrants that the information in Exhibit A accurately reflects all of his Existing Equity Awards as of the date of this Agreement. Subject to the terms and conditions of the applicable award agreements and the Company's equity incentive plans, and except as may be expressly modified in this Agreement, Executive shall retain all rights to the Existing Equity Awards. No portion of the Existing Equity Awards shall be canceled, amended, modified, or otherwise altered, and such awards shall continue to vest and/or remain exercisable, if applicable, in accordance with their terms.

4. Advisory Services.

(a) Services Provided. In consideration for Executive's right to retain his Existing Equity Awards, and subject to Executive signing and letting become effective the Release within the period of time specified therein, from the Retirement Date through the earlier of (i) December

31, 2026, (ii) the Company's termination of the Advisory Services, as defined below (subject to clause (e) below) or (iii) Executive's death or Disability ("Advisory Period"), Executive will provide consulting and advisory services ("Advisory Services") from time to time as may be reasonably requested by the Company's Chief Executive Officer. Advisory Services may consist of any matters of concern to the Chief Executive Officer, provided that the Company will take into consideration Executive's other business and personal commitments that may arise during the Advisory Period. Executive will perform such Advisory Services in a commercially reasonable manner.

(b) No Employment. During the Advisory Period, Executive shall not be an employee of the Company and shall not be entitled to receive any fringes, perquisites or benefits from the Company except as expressly provided otherwise in this Agreement.

(c) Non-Compete. During the Advisory Period Executive agrees, only to the extent permitted by law, not to engage in, or carry on, directly or through any representative or affiliate, either for itself or as a member of a partnership or as a stockholder, investor, officer or director of a corporation or as an employee, agent, associate, adviser or consultant to or of any person, partnership, corporation or other entity, any business that is competitive with a business that the Company is engaged in, or to the knowledge of Executive contemplates being engaged in, as of the Retirement Date; provided that nothing in this provision shall restrict Executive from Executive's passive ownership of up to 2% of a publicly traded stock in one or more public companies engaged in a competing business. For the avoidance of doubt, any breach of this clause (d) shall constitute a material breach of this Agreement.

(d) Termination of Advisory Period. In the event of Executive's material breach of this Agreement, the Company may terminate the Advisory Period if Executive has not cured such breach within 15 days after the Company provides written notice to Executive of such breach, and upon such termination, the Company shall have no further obligations hereunder.

(e) Other Compensation. No other compensation shall be due or payable to Executive except as expressly set forth in this Agreement

5. Release of Claims. In consideration for Severance Benefits, the Employee for himself and his administrators, representatives, executors, successors, and assigns (collectively the "Releasors") does hereby irrevocably and unconditionally release, acquit and forever discharge the Company and its respective predecessors and successors and their respective, current and former, trustees, officers, directors, partners, shareholders, agents, employees, attorneys, consultants, independent contractors, and representatives, including, without limitation, all persons acting by, through, under, or in concert with any of them (collectively, "Releasees"), and each of them from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, remedies, actions, causes of action, suits, rights, demands, costs, losses, debts, and expenses (including attorneys' fees and costs) of any nature whatsoever, known or unknown, whether in law or equity and whether arising under federal, state, or local law arising out of Employee's employment with the Company or separation from employment with the Company ("***Claims***"), This includes without limitation, Claims for failure to pay wages, benefits, vacation pay, severance pay, attorneys' fees, or any compensation of any sort; Claims for failure to grant equity or allow equity to vest; Claims for wrongful termination, public policy

violations, defamation, Claims for personal injury; Claims for breach of any implied or express contract or covenant; Claims for promissory estoppel; interference with contract or prospective economic advantage, invasion of privacy, fraud, misrepresentation, emotional distress, breach of fiduciary duty, breach of the duty of loyalty or other common law or tort causes of action; claims of harassment, retaliation or discrimination based upon race, color, sex, national origin, ancestry, age, disability, handicap, medical condition, religion, marital status, or any other protected class or status under federal, state, or local law; claims arising under or relating to employment, employment contracts, unlawful effort to prevent employment, or unfair or unlawful business practices, including without limitation all claims arising under Title VII of the Civil Rights Act of 1964 ("Title VII"); the Civil Rights Act of 1991; the Civil Rights Acts of 1866 and/or 1871, 42 U.S.C. Section 1981; the Americans With Disabilities Act of 1990 ("ADA"), 42 U.S.C. § 12101 et seq.; the Age Discrimination in Employment Act ("ADEA"), 29 U.S.C. § 621 et seq., the Older Workers Benefits Protection Act ("OWBPA"); the Family Medical Leave Act, 29 U.S.C. § 2601 et seq.; the California Labor Code; the California Fair Employment and Housing Act ("FEHA"), Cal. Gov. Code § 12900 et seq.; the Occupational Safety and Health Act ("OSHA"), 29 U.S.C. § 651 et seq. or any other health/safety laws, statutes or regulations; the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), 29 U.S.C. § 1001 et seq.; the Internal Revenue Code; the California Family Rights Act ("CFRA"), Cal. Gov. Code § 12945 et seq.; including any amendments to or regulations promulgated under these statutes and including the similar laws of any other states, any state human rights act, or any other applicable federal, state or local employment statute, law or ordinance, which the Employee and the Releasors had, now have, or may have in the future against each or any of the Releasees up to and including the Execution Date (collectively, "Released Claims"). This agreement does not release claims that cannot be released as a matter of law, including, but not limited to, the Employee's right to file a charge with or participate in a charge by the Equal Employment Opportunity Commission, or any other local, state, or federal administrative body or government agency that is authorized to enforce or administer laws related to employment, against the Company (with the understanding that any such filing or participation does not give the Employee the right to recover any monetary damages against the Company; the Employee's release of Claims herein bars the Employee from recovering such monetary relief from the Company). The Employee agrees that he is not an "aggrieved employee" in any way for purposes of California's Private Attorneys General Act ("PAGA"), California Labor Code §§ 2698 et seq., and therefore the Company is not liable for any penalties pursuant to PAGA for any conduct arising during the Employee's employment with the Company. Executive affirms that no claim, charge, or action is currently pending.

6. Covenants by Executive.

(a) Executive agrees that he will not seek or accept nomination to the Board following Executive's resignation from the Board on the Retirement Date.

(b) During the Advisory Period, the Executive agrees to continue to be bound by the Company's Corporate Code of Conduct as currently in effect. In the event of any conflict or inconsistency between the terms of this Agreement and the terms of the Company's Corporate Code of Conduct, the terms of this Agreement shall control.

(c) During the Advisory Period, Executive will not, directly or indirectly recruit, solicit or induce, or attempt to induce, any employee, consultant or vendor of the Company or its affiliates to terminate employment or any other relationship with the Company or its applicable affiliate.

(d) Executive agrees not to disclose any Confidential Information gained during or as a result of his employment by or service to the Company. "Confidential Information" means any information that is, or should reasonably be understood to be, confidential or proprietary to the Company, including, but not limited to all information, whether in written, oral, electronic, magnetic, photographic or any other form, that relates to the Company's: past, present and future businesses, products, product specifications, designs, drawings, concepts, samples, intellectual property, inventions, know-how, sources, costs, pricing, technologies, customers, vendors, other business relationships, business ideas and methods, distribution methods, inventories, manufacturing processes, computer programs and systems, employees, employee salary information, hiring practices, operations, marketing strategies and other technical, business and financial information. Confidential Information also includes the identity, capabilities and capacity of vendors and of former vendors or others that were considered but rejected. Notwithstanding the foregoing, Confidential Information shall not include information that: (i) has entered the public domain without Executive's breach of any obligation owed to the Company; (ii) is "***generally known***" as contained in California Civil Code Section 3426; or (iii) is rightfully received by Executive from a third party without confidentiality restrictions.

(e) Executive agrees, within three (3) business days of a request by the Company, to deliver to it all documents and materials, of whatever nature, relating to the Company, its products and/or its services, including reports, files, memoranda, records, software, credit cards, door and file keys, computers, computer access codes, disks and instructional manuals and other physical or personal property which Executive received, prepared or helped prepare in connection with Executive's employment with the Company. Executive further agrees that he will not keep any copies or excerpts of any of the above items, other than personal items of continuing utility to Executive.

(f) Notwithstanding any other provision of this Agreement, in the event of a breach or threatened breach by Executive of any provision of this Section, Executive and the Company agree that the Company shall be entitled to injunctive and declaratory relief from a court of competent jurisdiction to restrain Executive from committing such breach of this Agreement.

7. Non-Disparagement.

Executive agrees to refrain from any disparaging or negative statements or comments about the Company and its employees, officers, and directors, including, without limitation, the business, products, intellectual property, financial standing, or employment/compensation/benefit practices of the Company, provided that the foregoing shall not be construed to prevent Executive from testifying truthfully before any court, tribunal or other legal proceeding.

8. Defined Terms.

(a) Change of Control. A "Change of Control" is defined as the occurrence of any of the following:

(i) any "Person" or "Group", as such terms are defined in Section 13(d) of the Securities Exchange Act of 1934 (the "Exchange Act") and the rules and regulations promulgated thereunder, becomes the "Beneficial Owner" (within the meaning of Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company, or of any entity resulting from a merger or consolidation involving the Company, representing more than fifty percent (50%) of the combined voting power of the then outstanding securities of the Company or such entity; or

(ii) the consummation of (x) a merger, consolidation or reorganization to which the Company is a party, whether or not the Company is the Person surviving or resulting therefrom, or (y) a sale, assignment, lease, conveyance or other disposition of all or substantially all of the assets of the Company, in one transaction or a series of related transactions, to any Person other than the Company; provided that no transaction shall constitute a "Change in Control" under this subparagraph (ii) if the Persons who were the shareholders of the Company immediately before the consummation of such Transaction are the Beneficial Owners, immediately following the consummation of such Transaction, hold fifty percent (50%) or more of the combined voting power of the then outstanding voting securities of the Person surviving or resulting from any merger, consolidation or reorganization referred to in clause (x) above in this subparagraph (ii) or the Person to whom the assets of the Company are sold, assigned, leased, conveyed or disposed of in any transaction or series of related transactions referred in clause (y) above in this subparagraph (ii), in substantially the same proportions in which such Beneficial Owners held voting stock in the Company immediately before such Transaction; provided that in any case such Change in Control constitutes a change in the ownership or effective control of the Company or a change in the ownership of a substantial portion of the Company's assets, each within the meaning of Section 409A (as defined below).

(b) Disability. A "Disability" is defined as any one or more of the following: (i) Executive being unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to last for a continuous period of not less than twelve (12) months; or (ii) Executive has been determined to be totally disabled by the Social Security Administration.

9. Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, heirs (in the case of Executive) and permitted assigns. This Agreement is personal to Executive and neither this Agreement nor any rights hereunder may be assigned by Executive. No rights or obligations of the Company under this Agreement may be assigned or transferred by the Company except that such rights or obligations may be assigned or transferred pursuant to a merger or consolidation in which the Company is not the continuing entity, or pursuant to a sale of all or substantially all of the assets of the Company, provided that the assignee or transferee is the successor to all or substantially all of the assets of the Company and such assignee or transferee assumes the liabilities, obligations and duties of the Company, as contained in this Agreement, either contractually or as a matter of law.

10. Mediation and Arbitration. Any controversy, dispute, or claim between the parties to this Agreement, including any claim arising out of, in connection with, or in relation to the formation, interpretation, performance or breach of this Agreement shall be referred to mediation, with a mediator, jointly selected by the parties, and with the cost of such mediation evenly split between the parties. Should the mediator thereafter declare that the mediation has failed despite the good faith efforts of the parties, all remaining controversies, disputes or claims shall be settled exclusively by arbitration, before a single arbitrator, in the State of California, County of Orange, in accordance with the Commercial Rules of Judicial Arbitration and Mediation Services. All decisions or awards of the arbitrator shall be final and binding upon the parties, and Judgment upon any award rendered by the arbitrator may be entered in any court having jurisdiction.

11. Notice. Any notice to either party hereunder shall be in writing, and shall be deemed to be sufficiently given to or served on such party, for all purposes, if the same shall be personally delivered to such party, or sent to such party by registered mail, postage prepaid, at, in the case of the Company, the address first given above and, in the case of Executive, his principal residence address as shown in the records of the Company. Notices to the Company shall be addressed to the General Counsel. Either party hereto may change the address to which notices are to be sent to such party hereunder by written notice of such new address given to the other party hereto. Notices shall be deemed given when received if delivered personally or three days after mailing if mailed as aforesaid.

12. Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of California applicable to contracts to be performed therein.

13. Tax Withholding. The Company shall withhold from any payments made to Executive under this Agreement (including without limitation any benefits or payments under Sections 2, 3, 4 and 5 hereof), to the extent required by applicable law, any amounts determined by the Company to be required to be withheld by applicable federal, state or local tax law. Notwithstanding the foregoing, this provision shall not amend, modify or change any obligations between the parties regarding payment of tax liabilities, including the Company's obligation to pay such liabilities arising from any equity award agreement between the Company and the Executive.

14. Miscellaneous.

(a) Legal Counsel. Executive acknowledges that he has received, or had the opportunity to receive, independent legal advice from legal counsel of his choice prior to executing this Agreement and that he has not relied on any representations or statements made by the Company that are not specifically set forth in this Agreement.

(b) Integration. This Agreement represents the entire understanding of the parties hereto with respect to the matters set forth herein and supersedes any prior understandings or agreements between the parties with respect thereto. The terms and provisions of this Agreement may not be modified or amended except in a writing signed by both parties. If any provision of this Agreement shall be judicially determined to be invalid, illegal or unenforceable, the validity,

legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby. Notwithstanding the foregoing, and except as expressly provided in this Agreement, nothing herein modifies the Aircraft Lease Agreement, the Pre-2005 Executive Deferral Plan, the Indemnification Agreement between Executive and the Company, or any agreement with any affiliate of Executive related to the Company's Memphis-based distribution facilities.

(c) Waiver. No waiver by either party of any breach by the other party of any condition or provision contained in this Agreement to be fulfilled or performed by such other party shall be deemed a waiver of a similar or dissimilar condition or provision at the same or any prior or subsequent time. Except to the extent otherwise specifically provided herein, any waiver must be in writing and signed by Executive or, on behalf of the Company, by the Company's Chief Executive Officer (except that before the Retirement Date, such waiver must be signed by another authorized officer of the Company determined by the Board), as the case may be.

(d) Other Remedy. Nothing in this Agreement shall be construed as prohibiting the Company from, pursuing any other, remedy or remedies not specified herein, including, without limitation, the recovery of damages.

(e) Beneficiaries. Executive shall be entitled to select (and change, to the extent permitted under any applicable law) a beneficiary or beneficiaries to receive any compensation or benefits payable under this Agreement following his death by giving the Company written notice thereof in accordance with applicable Company policies. In the event of Executive's death or a judicial determination of his incompetence, reference in this Agreement to Executive shall be deemed, where appropriate, to refer to his beneficiary, estate or other legal representative.

15. Section 409A.

(a) Deferred Compensation. Notwithstanding anything to the contrary in this Agreement, no Deferred Compensation Separation Benefits payable under this Agreement will be considered due or payable until and unless Executive has a "separation from service" within the meaning of Section 409A of the U.S. Internal Revenue Code of 1986, as amended and the final regulations and any guidance promulgated thereunder, as each may be amended from time to time (together, "Section 409A"). The parties acknowledge that they believe that Executive will have such a "separation from service" on the Retirement Date. Any benefits payable pursuant to this Agreement following a "separation from service" that may be considered deferred compensation under Section 409A (together, the "Deferred Compensation Separation Benefits") and are otherwise due to Executive on or within the six-month period following Executive's "separation from service" will accrue during such six-month period and will instead become payable in a lump sum payment on the date six-months and one day following the date of Executive's "separation from service." All subsequent Deferred Compensation Separation Benefits, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Each payment and benefit payable under this Agreement is intended to constitute separate payments for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations. Notwithstanding anything herein to the contrary, if Executive dies following his "separation from service" but prior to the six-month anniversary of the date of his "separation

from service," then any Deferred Compensation Separation Benefits delayed in accordance with this Section will be payable in a lump sum as soon as administratively practicable after the date of Executive's death, but not later than ninety days after the date of Executive's death, and all other Deferred Compensation Separation Benefits will be payable in accordance with the payment schedule applicable to each payment or benefit.

(b) Reimbursements. To the extent that any payments or benefits hereunder which provide for reimbursements of expenses, in-kind benefits or legal fees would be considered deferred compensation under Section 409A, such payments shall be made on or before the last day of the calendar year following the calendar year in which the relevant expense is incurred, and the amount of reimbursable expenses or in-kind benefits available during a calendar year may not affect the amount of reimbursable expenses or in-kind benefits available in any other calendar year.

(c) Intent of Parties to Comply with IRC Section 409A. It is the intent of this Agreement to comply with the requirements of Section 409A so that none of the payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply.

IN WITNESS WHEREOF, the undersigned parties have caused this Agreement to be executed as of the date first set forth above.

MOBIX LABS, INC.

Philip Sansone
Philip Sansone
Chief Executive Officer

EXECUTIVE

Fabrizio Battaglia
Fabrizio Battaglia

EXHIBIT A

to

RETIREMENT AND RELEASE AGREEMENT
By and Between
Mobix Labs, Inc. and Fabrizio Battaglia
Dated July 25, 2025

Outstanding Equity Awards (as of July 25, 2025)

Type of Award	Outstanding	Grant Date	# Unvested	Grant Price	Expiration Date
Stock Option	117,647	8/26/2020	0	0.17	8/11/2030
Stock Option	205,882	8/26/2020	0	0.17	8/11/2030
RSU	333,333	4/15/2025	333,333	N/A	N/A
RSU (to be issued annually 2026, 2027)	666,667	N/A	666,667	N/A	N/A
RSA (Outside of plan)	2,450,000	May 5, 2025	2.450,000	N/A	N/A